EXHIBIT 99(a)

July 24, 2000

     DENVER -- Southwestern Public Service Company, a wholly owned subsidiary of New Century Energies (NYSE: NCE), today announced that it has commenced a fixed spread tender offer to purchase for cash the remaining $294,917,000 total principal amount of five series of Southwestern Public Service's First Mortgage Bonds.

     Under the terms of the offer, SPS will purchase the remaining bonds of each series at a price determined by the yield to maturity, at the time of tender, of the Referenced U.S. Treasury Note plus a Fixed Spread, as follows:

o    SPS $130,200,000 Note 7.25% due 7/15/04 Referenced U.S. Treasury Note:
     5.25% due 5/15/04; Fixed Spread: 25 basis points

o SPS $49,000,000 Note 6.50% due 3/1/06 Referenced U.S. Treasury Note: 5.625% due 2/15/06; Fixed Spread: 40 basis points

o    SPS $25,950,000 Note 8.25% due 7/15/22; Callable beginning on 7/15/02
     Reference U.S. Treasury Note: 6.25% due 6/30/02; Fixed Spread: 35 basis points

o    SPS $52,000,000 Note 8.20% due 12/1/22; Callable beginning on 12/1/02
     Referenced U.S. Treasury Note: 5.75% due 11/30/02; Fixed Spread: 35 basis points

o    SPS $37,767,000 Note 8.50% due 2/15/25; Callable beginning on 2/15/05
     Referenced U.S. Treasury Note: 7.50% due 2/15/05; Fixed Spread: 50 basis points

     All holders of bonds who tender will received a price which is calculated using the price of the Referenced U.S. Treasury Note specific to each series at the time of tender plus the fixed spread specific to each series, as outlined above. In addition to this price per bond, all accrued and unpaid interest up to (but excluding) the settlement date will be paid to the bondholder. The settlement will be three business days after the date of tender or if the holder elects, August 9, 2000.


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     The Fixed Spread tender offer will remain open for 10 business days and will expire at 5 p.m. New York City time, on August 4, 2000, unless it is extended or terminated earlier. SPS will use currently available funds to purchase the bonds.

     This tender offer is being implemented in order to restructure SPS in connection with the deregulation of the electric industry in the states of Texas and New Mexico. SPS currently intends that all bonds which are not tendered or otherwise acquired by SPS will be defeased by the end of 2000. Thereafter, all obligations of SPS under its Indenture, which include SPS's obligations under its First Mortgage Bonds, will be discharged.

     Lehman Brothers will act as Dealer Manager for the tender offer. The Information Agent is D.F. King & Co.

NCE

     New Century Energies has operating revenues of more than $3.6 billion and serves approximately 1.6 million electricity customers and more than a million natural gas customers in Colorado, Texas, New Mexico, Wyoming, Kansas and Oklahoma. It is in the process of merging with Minneapolis-based Northern States Power Co., which should be completed in the third quarter of this year. The merged company will be called Xcel Energy, Inc.

     Through its subsidiaries, NCE provided a full range of energy services including the generation, transmission and distribution of electricity, natural gas transportation and distribution, energy trading and marketing, engineering services and non-utility power generation. The company also owns a 50 percent interest in Yorkshire Electricity, which serves more than two million customers in a northeast portion of the United Kingdom.